Exhibit 23.1
To The Board of Directors
ConocoPhillips
Independent Auditors’ Consent
We consent to the incorporation by reference in the registration statements of ConocoPhillips listed below of our report dated March 31, 2009, with respect to the consolidated balance sheets of OAO LUKOIL and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K/A of ConocoPhillips:

ConocoPhillips Form S-3	File No. 333-157547

ConocoPhillips Form S-3	File No. 333-137890

ConocoPhillips Form S-4	File No. 333-130967

ConocoPhillips Form S-8	File No. 333-98681

ConocoPhillips Form S-8	File No. 333-116216

ConocoPhillips Form S-8	File No. 333-133101

ConocoPhillips Form S-8	File No. 333-150086

/s/ ZAO KPMG

ZAO KPMG
Moscow, Russian Federation

April 15, 2009